

                        INTERVEST CORPORATION OF NEW YORK

                  STATEMENT SETTING FORTH COMPUTATIONS SHOWING
                     THE RATIO OF EARNINGS TO FIXED CHARGES

                                                  Year Ended December 31,
                         ---------------------------------------------------------------------------
                            1995         1994         1993         1992         1991         1990
                         ----------   ----------   ----------   ----------   ----------   ----------

Net income ...........   $  442,000   $  536,000   $  545,000   $  313,000   $  325,000   $  356,000
Add:
  Interest expense (1)    6,975,000    5,246,000    3,944,000    3,364,000    2,602,000    2,253,000
  Provision for
  income taxes .......      324,000      403,000      480,000      229,000      252,000      125,000
                         ----------   ----------   ----------   ----------   ----------   ----------
EARNINGS .............   $4,741,000   $6,185,000   $4,969,000   $3,906,000   $3,179,000   $2,734,000
                         ==========   ==========   ==========   ==========   ==========   ==========

FIXED CHARGES

INTEREST INCURRED ....   $6,975,000   $5,246,000   $3,944,000   $3,364,000   $2,602,000   $2,253,000
                         ==========   ==========   ==========   ==========   ==========   ==========

Ratio of earnings to
  fixed charges ......          1.1          1.2          1.3          1.2          1.2          1.2
                         ==========   ==========   ==========   ==========   ==========   ==========


   (1) Includes amortization of deferred debenture offering costs as follows:

                            Year Ended
                           December 31,
                           ------------
                               1995       $748,000
                               1994       $655,000
                               1993       $529,000